XCL Ltd. and Subsidiaries

    Exhibit 11-Computation of Earnings Per Common and Common
                        Equivalent Share

        (Amounts in thousands except, per share amounts)


                                              1996       1995       1994
                                              ----       ----       ----
PRIMARY:

Net loss                                   $ (12,074) $ (87,837)  $  (36,622)

Dividends on preferred stock                  (5,356)    (4,821)      (4,907)
                                             -------    -------     --------
Net loss attributable to common stock      $ (17,430) $ (92,658)   $  41,529
                                             =======    =======     ========
Weighted average number of shares
  common stock outstanding                   265,573    240,707      198,303
                                             =======    =======      =======

                                           $    (.07) $    (.38)   $    (.21)
                                             =======    =======       ======

FULLY DILUTED:

  Fully diluted net loss per common
    and common equivalent share                (1)          (1)          (1)

___________
(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.